Exhibit 99.1

Heritage Commerce Corp Earnings Increased 29% to $3.2 Million in Third Quarter of 2013 from the Third Quarter of 2012

San Jose, CA – October 24, 2013 – Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today reported net income of $3.2 million for the third quarter of 2013, or $0.10 per average diluted common share, highlighted by strong organic loan and deposit growth, net interest margin expansion, and solid credit quality.  Net income increased 29% compared to $2.5 million, or $0.08 per average diluted common share, for the third quarter of 2012, and increased 15% compared to $2.8 million for the second quarter of 2013.  For the nine months ended September 30, 2013, net income available to common shareholders increased 36% to $8.2 million, or $0.26 per average diluted common share, from $6.0 million, or $0.19 per average diluted common share, for the nine months ended September 30, 2012.  All results are unaudited.

“Our solid third quarter results reflect the progress we have achieved through the execution of our plan and investment in our franchise.  Total loans grew by $93.7 million, or 12%, year-over-year and increased by $51.1 million, or 6%, on a linked quarter basis.  At the same time, our net interest margin expanded 17 basis points to 3.94% from the third quarter a year ago,” said Walter Kaczmarek, President and Chief Executive Officer.  “The Greater San Francisco Bay Area economy continues to evidence a strong recovery resulting in increased loan demand.  Additionally, we are benefiting from the addition of several seasoned bankers that were hired at the end of 2012 and in early 2013.”

“Credit quality remains solid, as net recoveries totaled $534,000 for the third quarter of 2013, compared to $2.1 million of net charge-offs for the third quarter of 2012, and net recoveries of $270,000 for the second quarter of 2013,” added Mr. Kaczmarek.

“As a result of our solid performance, we are delighted to announce the payment of a quarterly cash dividend of $0.03 per share in the fourth quarter of 2013 to our shareholders,” Mr. Kaczmarek commented.

Third Quarter 2013 Highlights (as of, or for the period ended September 30, 2013, except as noted):

◆
Diluted earnings per share increased 25% to $0.10 for the third quarter of 2013, compared to $0.08 per diluted share for the third quarter of 2012, and increased 11% from $0.09 per diluted share for the second quarter of 2013.  Diluted earnings per share increased 37% to $0.26 for the first nine months of 2013, compared to $0.19 per diluted share for the first nine months of 2012.

◆
Net interest income increased 9% to $12.8 million for the third quarter of 2013, compared to $11.8 million for the third quarter of 2012, and increased 6% from $12.2 million for the second quarter of 2013, primarily due to a higher average loan balance in the third quarter of 2013.

◆
The net interest margin increased 17 basis points to 3.94% for the third quarter of 2013, from 3.77% for the third quarter of 2012, and increased 5 basis points from 3.89% for the second quarter of 2013. The increase in the third quarter of 2013 was primarily due to a lower cost of funds, higher yields on securities, and a higher average loan balance, partially offset by a lower yield on loans.

◆	Loans (excluding loans-held-for-sale) increased 12% to $893.1 million at September 30, 2013, compared to $799.4 million at September 30, 2012, and increased 6% from $842.0 million at June 30, 2013.

◆
Total deposits increased 5% to $1.20 billion at September 30, 2013, compared to $1.14 billion at September 30, 2012, and increased 1% from $1.19 billion at June 30, 2013.  Deposits (excluding all time deposits and CDARS deposits) increased $54.2 million, or 6%, to $901.0 million at September 30, 2013, from $846.8 million at September 30, 2012, and increased $27.2 million, or 3%, from $873.9 million at June 30, 2013.

◆
Credit quality remained solid with nonperforming assets declining 28% to $15.7 million at September 30, 2013, compared to $22.0 million at September 30, 2012. Nonperforming assets increased 5% from $15.0 million at June 30, 2013.

◆
Classified assets, net of Small Business Administration (“SBA”) guarantees, decreased 49% to $23.3 million at September 30, 2013, from $46.0 million at September 30, 2012, and decreased 2% from $23.8 million at June 30, 2013.

◆	Net recoveries totaled $534,000 for the third quarter of 2013, compared to net charge-offs of $2.1 million for the third quarter of 2012, and net recoveries of $270,000 for the second quarter of 2013.

◆
There was a credit to the provision for loan losses of $534,000 for the third quarter of 2013, compared to a provision for loan losses of $1.2 million for the third quarter of 2012, and credit to the provision for loan losses of $270,000 for the second quarter of 2013.

◆	The allowance for loan losses (“ALLL”) was 2.17% of total loans at September 30, 2013, compared to 2.39% at September 30, 2012, and 2.30% at June 30, 2013.

◆	During the third quarter of 2013, the Company completed the redemption of its $9 million floating-rate subordinated debt, which will save approximately $360,000 of interest expense on an annual basis.

◆	The Company announced it will pay a quarterly cash dividend of $0.03 per share in the fourth quarter of 2013 to holders of common stock and Series C Preferred Stock (on an as converted basis).

◆	Capital ratios exceeded regulatory requirements for a well-capitalized financial institution on a holding company and bank level at September 30, 2013:

Capital Ratios	Heritage Commerce Corp	Heritage Bank of Commerce	Well-Capitalized Financial Institution Regulatory Guidelines
Total Risk-Based	15.2%	13.7%	10.0%
Tier 1 Risk-Based	14.0%	12.5%	6.0%
Leverage	11.5%	10.2%	5.0%

Operating Results

Primarily due to a higher average balance of loans, the Company’s net interest income increased to $12.8 million for the third quarter of 2013, compared to $11.8 million for the third quarter of 2012.  Net interest income for the second quarter of 2013 was $12.2 million.  For the nine months ended September 30, 2013, net interest income was $37.1 million, compared to $36.2 million for the nine months ended September 30, 2012.

The net interest margin expanded 17 basis points to 3.94% for the third quarter of 2013, from 3.77% for the third quarter of 2012, and increased 5 basis points from 3.89% for the second quarter of 2013. The increase in the third quarter of 2013 was primarily due to a lower cost of funds, higher yields on securities, and a higher average loan balance, partially offset by a lower yield on loans.  For the first nine months of 2013, the net interest margin decreased 8 basis points to 3.85%, compared to 3.93% for the first nine months of 2012, primarily due to a lower yield on loans, and a higher average balance of short-term deposits at the Federal Reserve Bank, partially offset by a higher average balance of loans and a lower cost of funds.

Solid asset quality and net recoveries for the first nine months of 2013 led to a credit to the provision for loan losses of $534,000 for the third quarter of 2013 and a credit to the provision for loan losses of $804,000 for the first nine months of 2013.  The provision for loan losses was $1.2 million for the third quarter of 2012 and $2.1 million for the first nine months of 2012.  There was a credit to the provision for loan losses of $270,000 for the second quarter of 2013. Net recoveries totaled $534,000 for the third quarter of 2013 and $1.1 million for the first nine months of 2013.

Noninterest income was $1.7 million for the third quarter of 2013, compared to $2.9 million for the third quarter of 2012, and $1.9 million for the second quarter of 2013.  For the first nine months of 2013, noninterest income was $5.3 million, compared to $6.8 million for the first nine months of 2012.  Noninterest income was lower in the third quarter and the first nine months of 2013, compared to the same periods in 2012, primarily due to a lower gain on sales of securities.  There was no gain on sales of securities for the third quarter of 2013, and a $38,000 gain on sales of securities for the first nine months of 2013, compared to $1.1 million and $1.2 million, respectively, for the comparable periods a year ago.

Total noninterest expense for the third quarter of 2013 was $10.4 million, an increase of 2% from $10.1 million for the third quarter of 2012, and remained flat from $10.4 million for the second quarter of 2013.  Noninterest expense for the first nine months of 2013 increased 4% to $31.6 million, compared to $30.5 million for the first nine months of 2012. The increase in noninterest expense for the third quarter and the first nine months of 2013, compared to the same periods a year ago, reflects increased salaries and employee benefits expense due to annual salary increases and hiring of additional lending relationship officers.

Income tax expense for the third quarter of 2013 was $1.5 million, compared to $939,000 for the third quarter of 2012, and $1.2 million for the second quarter of 2013. The effective tax rate for the third quarter of 2013 increased to 32%, compared to 27% for the third quarter of 2012, and 29% for the second quarter of 2013.  Income tax expense for the first nine months of 2013 was $3.5 million, compared to $3.1 million for the first nine months of 2012. The effective tax rate for the nine months ended September 30, 2013 and 2012 was 30%.  The difference in the effective tax rate for the periods reported, compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships, and tax-exempt interest income earned on municipal bonds.

The efficiency ratio for the third quarter of 2013 was 71.25%, compared to 68.69% for the third quarter of 2012, and 73.85% for the second quarter of 2013.  The efficiency ratio was 74.32% for the first nine months of 2013, compared to 70.95% for the first nine months of 2012.

Balance Sheet Review, Capital Management and Credit Quality

Total assets increased 3% to $1.40 billion at September 30, 2013, from $1.36 billion a year ago, and remained flat from $1.40 billion at June 30, 2013.

The investment securities available-for-sale portfolio totaled $280.5 million at September 30, 2013, compared to $410.8 million at September 30, 2012, and $293.8 million at June 30, 2013.  At September 30, 2013, the securities available-for-sale portfolio was comprised of $212.5 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $47.8 million of corporate bonds, and $20.2 million of single entity issue trust preferred securities.  The pre-tax unrealized loss on securities available-for-sale at September 30, 2013 was ($125,000), compared to a pre-tax unrealized gain on securities available-for-sale at September 30, 2012 of $14.3 million, and a pre-tax unrealized loss on securities available-for-sale at June 30, 2013 of ($880,000).

At September 30, 2013, investment securities held-to-maturity totaled $89.7 million, compared to $25.6 million at September 30, 2012, and $81.7 million at June 30, 2013.  At September 30, 2013, the securities held-to-maturity portfolio, at amortized cost, was comprised of $76.5 million tax-exempt municipal bonds and $13.2 million agency mortgage-backed securities.

Loans, excluding loans held-for-sale, increased 12% to $893.1 million at September 30, 2013, from $799.4 million at September 30, 2012, and increased 6% from $842.0 million at June 30, 2013.  The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 46% of the portfolio at September 30, 2013.  Commercial and residential real estate loans accounted for 43% of the total loan portfolio, of which 51% were owner-occupied by businesses.  Consumer and home equity loans accounted for 8% of total loans, and land and construction loans accounted for the remaining 3% of total loans at September 30, 2013.

The yield on the loan portfolio was 4.85% for the third quarter of 2013, compared to 5.10% for the same period in 2012, and 4.93% for the second quarter of 2013.  The yield on the loan portfolio was 4.97% for the first nine months of 2013, compared to 5.25% for the same period in 2012.

“Credit quality remains solid with nonperforming assets (“NPAs”) declining 31% to 1.12% of total assets at September 30, 2013, compared to 1.62% of total assets at September 30, 2012,” said Mr. Kaczmarek.  NPAs were $15.7 million, at September 30, 2013, compared to $22.0 million a year ago, and $15.0 million on a linked quarter basis.  The following is a detail of NPAs at September 30, 2013:

	September 30, 2013
	Balance	% of Total
Commercial real estate loans	$4,995	32%
SBA loans	3,808	24%
Home equity and consumer loans	2,547	16%
Land and construction loans	1,849	12%
Commercial and industrial loans	1,416	9%
Foreclosed assets	631	4%
Restructured and loans over 90 days past due and accruing	502	3%
	$15,748	100%

At September 30, 2013, the $15.7 million of NPAs included $452,000 of loans guaranteed by the SBA and $502,000 of restructured loans still accruing interest income.  Foreclosed assets were $631,000 at September 30, 2013, compared to $2.9 million at September 30, 2012, and $659,000 at June 30, 2013.

Classified assets (net of SBA guarantees) decreased 49% to $23.3 million at September 30, 2013, from $46.0 million at September 30, 2012, and decreased 2% from $23.8 million at June 30, 2013.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:
	September 30,	June 30,	September 30,
	2013	2013	2012
ALLOWANCE FOR LOAN LOSSES
(in $000's, unaudited)
Balance at beginning of quarter	$19,342	$19,342	$20,023
Provision (credit) for loan losses during the quarter	(534)	(270)	1,200
Net recoveries (charge-offs) during the quarter	534	270	(2,099)
Balance at end of quarter	$19,342	$19,342	$19,124

Total loans	$893,052	$841,950	$799,393
Total nonperforming loans	$15,117	$14,378	$19,118

Allowance for loan losses to total loans	2.17%	2.30%	2.39%
Allowance for loan losses to total nonperforming loans	127.95%	134.52%	100.03%

Deposits totaled $1.20 billion at September 30, 2013, compared to $1.14 billion at September 30, 2012, and $1.19 billion at June 30, 2013.  Noninterest-bearing deposits increased 1% to $409.3 million at September 30, 2013, from $405.9 million at September 30, 2012, and remained relatively flat from $407.5 million at June 30, 2013.  Interest-bearing demand deposits increased 12% to $178.8 million at September 30, 2013, from $159.4 million at September 30, 2012, and increased 5% from $171.0 million at June 30, 2013.  At September 30, 2013, brokered deposits decreased 30% to $62.8 million, from $89.2 million at September 30, 2012, and decreased 18% from $76.8 million at June 30, 2013.  Deposits (excluding all time deposits and CDARS deposits) increased $54.2 million, or 6%, to $901.0 million at September 30, 2013, from $846.8 million at September 30, 2012, and increased $27.2 million, or 3%, from $873.9 million at June 30, 2013.

The total cost of deposits decreased 5 basis points to 0.19% for the third quarter of 2013, from 0.24% for the third quarter of 2012, and decreased 2 basis points from 0.21% for the second quarter of 2013.  The total cost of deposits decreased 6 basis points to 0.20% for the first nine months of 2013, from 0.26% for the first nine months of 2012.

During the third quarter of 2013, the Company completed the redemption of its $9 million floating-rate subordinated debt, which will save approximately $360,000 of interest expense on an annual basis.  The Company redeemed its Floating Rate Junior Subordinated Debentures due July 31, 2031 in the amount of $5 million issued to Heritage Statutory Trust II and the Company’s Floating Rate Junior Subordinated Debentures due September 26, 2032, in the amount of $4 million issued to Heritage Statutory Trust III (collectively referred to as the “Floating Rate Sub Debt”). The Company used available cash and proceeds from a $9 million distribution from the Bank for the redemption. The Company incurred a total charge of $167,000 in the second quarter of 2013, representing the remaining portion of agency origination fees associated with the Floating Rate Sub Debt. There was no subordinated debt at September 30, 2013, compared to $9.3 million at September 30, 2012 and June 30, 2013.

The Company announced it will pay a quarterly cash dividend of $0.03 per share in the fourth quarter of 2013 to holders of common stock and Series C Preferred Stock (on an as converted basis).

Tangible equity was $168.8 million at September 30, 2013, compared to $166.9 million at September 30, 2012 and $165.9 million at June 30, 2013.  Tangible book value per common share was $5.67 at September 30, 2013, compared to $5.60 a year ago, and $5.56 at June 30, 2013.  There were 21,004 shares of Series C Preferred Stock outstanding at September 30, 2013, September 30, 2012, and June 30, 2013, and the Series C Preferred Stock is convertible into an aggregate of 5.6 million shares of common stock at a conversion price of $3.75, upon a transfer of the Series C Preferred Stock in a widely dispersed offering.  Pro forma tangible book value per common share, assuming the Company’s outstanding Series C Preferred Stock was converted into common stock, was $5.29 at September 30, 2013, compared to $5.23 a year ago, and $5.19 at June 30, 2013.

Accumulated other comprehensive loss was ($4.3) million at September 30, 2013, compared to accumulated other comprehensive income of $4.8 million a year ago, and accumulated other comprehensive loss of ($4.7) million at June 30, 2013. The decrease was primarily due to an unrealized loss on securities available-for-sale of ($69,000), net of taxes, at September 30, 2013, compared to an unrealized gain on securities available-for-sale of $8.3 million, net of taxes, at September 30, 2012.  At June 30, 2013 the unrealized loss on securities available-for-sale was ($507,000), net of taxes.  The components of other comprehensive loss, net of taxes, at September 30, 2013 include the following: an unrealized loss on available-for-sale securities of ($69,000); the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $473,000; a liability adjustment on split dollar insurance contracts of ($2.4) million; a liability adjustment on the supplemental executive retirement plan of ($3.3) million; and an unrealized gain on interest-only strip from SBA loans of $956,000.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender. For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. The forward-looking statements could be affected by many factors, including but not limited to: (1) competition for loans and deposits and failure to attract or retain deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers, and our assessment of that impact on our estimates including, the allowance for loan losses; (3) risks associated with concentrations in real estate related loans; (4) changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (5) the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (6) stability of funding sources and continued availability of borrowings;  (7) our ability to raise capital or incur debt on reasonable terms; (8) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (9) continued volatility in credit and equity markets and its effect on the global economy; (10) the impact of reputational risk on such matters as business generation and retention, funding and liquidity; (11) oversupply of inventory and continued deterioration in values of California commercial real estate; (12) a prolonged slowdown in construction activity; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and executive compensation) which we must comply, including but not limited to, the Dodd-Frank Act of 2010; (14) the effects of security breaches and computer viruses that may affect our computer systems; (15) changes in consumer spending, borrowings and saving habits; (16) changes in the competitive environment among financial or bank holding companies and other financial service providers; (17) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (18) the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (19) the ability to increase market share and control expenses; and (20) our success in managing the risks involved in the foregoing items. For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Member FDIC

	For the Quarter Ended:			Percent Change From:		For the Nine Months Ended:
CONSOLIDATED INCOME STATEMENTS	September 30,	June 30,	September 30,	June 30,	September 30,	September 30,	September 30,	Percent
(in $000's, unaudited)	2013	2013	2012	2013	2012	2013	2012	Change
Interest income	$13,458	$12,838	$12,862	5%	5%	$39,163	$39,607	-1%
Interest expense	627	685	1,038	-8%	-40%	2,026	3,440	-41%
Net interest income before provision for loan losses	12,831	12,153	11,824	6%	9%	37,137	36,167	3%
Provision (credit) for loan losses	(534)	(270)	1,200	-98%	-145%	(804)	2,115	-138%
Net interest income after provision for loan losses	13,365	12,423	10,624	8%	26%	37,941	34,052	11%
Noninterest income:
Service charges and fees on deposit accounts	645	618	575	4%	12%	1,840	1,766	4%
Increase in cash surrender value of life insurance	414	410	434	1%	-5%	1,240	1,292	-4%
Servicing income	331	385	429	-14%	-23%	1,081	1,336	-19%
Gain on sales of SBA loans	103	134	221	-23%	-53%	373	633	-41%
Gain on sales of securities	-	7	1,105	-100%	-100%	38	1,164	-97%
Other	245	361	184	-32%	33%	744	570	31%
Total noninterest income	1,738	1,915	2,948	-9%	-41%	5,316	6,761	-21%

Noninterest expense:
Salaries and employee benefits	5,772	5,864	5,336	-2%	8%	17,647	16,380	8%
Occupancy and equipment	986	1,028	1,041	-4%	-5%	3,082	3,004	3%
Professional fees	602	400	587	51%	3%	1,984	2,268	-13%
Other	3,020	3,097	3,183	-2%	-5%	8,837	8,805	0%
Total noninterest expense	10,380	10,389	10,147	0%	2%	31,550	30,457	4%
Income before income taxes	4,723	3,949	3,425	20%	38%	11,707	10,356	13%
Income tax expense	1,510	1,156	939	31%	61%	3,521	3,116	13%
Net income	3,213	2,793	2,486	15%	29%	8,186	7,240	13%
Dividends and discount accretion on preferred stock	-	-	-	N/A	N/A	-	(1,206)	-100%
Net income available to common shareholders	$3,213	$2,793	$2,486	15%	29%	$8,186	$6,034	36%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.10	$0.09	$0.08	11%	25%	$0.26	$0.19	37%
Diluted earnings per share	$0.10	$0.09	$0.08	11%	25%	$0.26	$0.19	37%
Common shares outstanding at period-end	26,341,021	26,338,521	26,320,184	0%	0%	26,341,021	26,320,184	0%
Pro forma common shares outstanding at period-end,
assuming Series C preferred stock was converted
into common stock	31,942,021	31,939,521	39,921,184	0%	0%	31,942,021	31,921,184	0%
Book value per share	$5.73	$5.62	$5.68	2%	1%	$5.73	$5.68	1%
Tangible book value per share	$5.67	$5.56	$5.60	2%	1%	$5.67	$5.60	1%
Pro forma tangible book value per share, assuming Series
C preferred stock was converted into common stock	$5.29	$5.19	$5.23	2%	1%	$5.29	$5.23	1%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	7.58%	6.53%	5.91%	16%	28%	6.44%	5.59%	15%
Annualized return on average tangible equity	7.65%	6.60%	5.99%	16%	28%	6.51%	5.67%	15%
Annualized return on average assets	0.90%	0.82%	0.73%	10%	23%	0.78%	0.72%	8%
Annualized return on average tangible assets	0.90%	0.82%	0.73%	10%	23%	0.78%	0.73%	7%
Net interest margin	3.94%	3.89%	3.77%	1%	5%	3.85%	3.93%	-2%
Efficiency ratio	71.25%	73.85%	68.69%	-4%	4%	74.32%	70.95%	5%

AVERAGE BALANCES
(in $000's, unaudited)
Average assets	$1,419,481	$1,373,202	$1,359,990	3%	4%	$1,411,784	$1,334,676	6%
Average tangible assets	$1,417,765	$1,371,372	$1,357,789	3%	4%	$1,409,952	$1,332,357	6%
Average earning assets	$1,316,037	$1,273,769	$1,247,309	3%	6%	$1,310,288	$1,230,112	7%
Average loans held-for-sale	$6,780	$5,189	$3,036	31%	123%	$5,088	$3,051	67%
Average total loans	$870,637	$812,376	$788,549	7%	10%	$826,240	$779,935	6%
Average deposits	$1,211,678	$1,158,479	$1,125,283	5%	8%	$1,199,044	$1,100,886	9%
Average demand deposits - noninterest-bearing	$418,657	$392,122	$393,204	7%	6%	$423,807	$370,278	14%
Average interest-bearing deposits	$793,021	$766,357	$732,079	3%	8%	$775,237	$730,608	6%
Average interest-bearing liabilities	$797,931	$775,924	$753,436	3%	6%	$783,161	$754,598	4%
Average equity	$168,254	$171,475	$167,407	-2%	1%	$169,865	$172,928	-2%
Average tangible equity	$166,538	$169,645	$165,206	-2%	1%	$168,033	$170,609	-2%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	September 30,	June 30,	September 30,	June 30,	September 30,
(in $000's, unaudited)	2013	2013	2012	2013	2012
ASSETS
Cash and due from banks	$32,571	$33,890	$23,345	-4%	40%
Federal funds sold and interest-bearing
deposits in other financial institutions	9,327	51,872	8,165	-82%	14%
Securities available-for-sale, at fair value	280,471	293,778	410,756	-5%	-32%
Securities held-to-maturity, at amortized cost	89,732	81,731	25,592	10%	251%
Loans held-for-sale - SBA, including deferred costs	6,975	6,321	1,476	10%	373%
Loans:
Commercial	410,933	383,068	377,520	7%	9%
Real estate:
Commercial and residential	387,777	370,620	336,573	5%	15%
Land and construction	30,780	26,705	24,068	15%	28%
Home equity	50,100	48,667	45,565	3%	10%
Consumer	13,712	13,097	15,649	5%	-12%
Loans	893,302	842,157	799,375	6%	12%
Deferred loan (fees) costs, net	(250)	(207)	18	-21%	-1489%
Total loans, including deferred fees and costs	893,052	841,950	799,393	6%	12%
Allowance for loan losses	(19,342)	(19,342)	(19,124)	0%	1%
Loans, net	873,710	822,608	780,269	6%	12%
Company owned life insurance	49,598	49,184	47,929	1%	3%
Premises and equipment, net	7,390	7,541	7,627	-2%	-3%
Intangible assets	1,645	1,763	2,123	-7%	-23%
Accrued interest receivable and other assets	49,216	50,818	48,758	-3%	1%
Total assets	$1,400,635	$1,399,506	$1,356,040	0%	3%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$409,269	$407,516	$405,880	0%	1%
Demand, interest-bearing	178,783	171,027	159,361	5%	12%
Savings and money market	312,991	295,336	281,579	6%	11%
Time deposits - under $100	22,029	23,062	26,513	-4%	-17%
Time deposits - $100 and over	195,321	197,718	170,430	-1%	15%
Time deposits - brokered	62,833	76,800	89,172	-18%	-30%
CDARS - money market and time deposits	14,311	17,580	5,098	-19%	181%
Total deposits	1,195,537	1,189,039	1,138,033	1%	5%
Subordinated debt	-	9,279	9,279	-100%	-100%
Accrued interest payable and other liabilities	34,613	33,568	39,727	3%	-13%
Total liabilities	1,230,150	1,231,886	1,187,039	0%	4%

Shareholders' Equity:
Series C preferred stock, net	19,519	19,519	19,519	0%	0%
Common stock	132,298	132,097	131,615	0%	1%
Retained earnings	22,949	20,694	13,052	11%	76%
Accumulated other comprehensive income (loss)	(4,281)	(4,690)	4,815	9%	-189%
Total shareholders' equity	170,485	167,620	169,001	2%	1%
Total liabilities and shareholders' equity	$1,400,635	$1,399,506	$1,356,040	0%	3%

	End of Period:			Percent Change From:
	September 30,	June 30,	September 30,	June 30,	September 30,
	2013	2013	2012	2013	2012
CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual loans - held-for-investment	$14,615	$13,868	$17,396	5%	-16%
Restructured and loans over 90 days past due and still accruing	502	510	1,722	-2%	-71%
Total nonperforming loans	15,117	14,378	19,118	5%	-21%
Foreclosed assets	631	659	2,889	-4%	-78%
Total nonperforming assets	$15,748	$15,037	$22,007	5%	-28%
Other restructured loans still accruing	$10	$668	$704	-99%	-99%
Net (recoveries) charge-offs during the quarter	$(534)	$(270)	$2,099	-98%	-125%
Provision (credit) for loan losses during the quarter	$(534)	$(270)	$1,200	-98%	-145%
Allowance for loan losses	$19,342	$19,342	$19,124	0%	1%
Classified assets*	$23,342	$23,780	$46,002	-2%	-49%
Allowance for loan losses to total loans	2.17%	2.30%	2.39%	-6%	-9%
Allowance for loan losses to total nonperforming loans	127.95%	134.52%	100.03%	-5%	28%
Nonperforming assets to total assets	1.12%	1.07%	1.62%	5%	-31%
Nonperforming loans to total loans plus
nonaccrual loans - held-for-sale	1.69%	1.71%	2.39%	-1%	-29%
Classified assets* to Heritage Commerce Corp Tier 1
capital plus allowance for loan losses	13%	13%	27%	0%	-52%
Classified assets* to Heritage Bank of Commerce Tier 1
capital plus allowance for loan losses	14%	13%	28%	8%	-50%

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Heritage Commerce Corp:
Tangible equity	$168,840	$165,857	$166,878	2%	1%
Tangible common equity	$149,321	$146,338	$147,359	2%	1%
Shareholders' equity / total assets	12.17%	11.98%	12.46%	2%	-2%
Tangible equity / tangible assets	12.07%	11.87%	12.33%	2%	-2%
Tangible common equity / tangible assets	10.67%	10.47%	10.88%	2%	-2%
Loan to deposit ratio	74.70%	70.81%	70.24%	5%	6%
Noninterest-bearing deposits / total deposits	34.23%	34.27%	35.67%	0%	-4%
Total risk-based capital ratio	15.2%	16.4%	16.1%	-7%	-6%
Tier 1 risk-based capital ratio	14.0%	15.1%	14.8%	-7%	-5%
Leverage ratio	11.5%	12.4%	11.6%	-7%	-1%

Heritage Bank of Commerce:
Total risk-based capital ratio	13.7%	15.6%	15.1%	-12%	-9%
Tier 1 risk-based capital ratio	12.5%	14.3%	13.8%	-13%	-9%
Leverage ratio	10.2%	11.7%	10.9%	-13%	-6%

*Net of SBA guarantees

	For the Three Months Ended			For the Three Months Ended
	September 30, 2013			September 30, 2012
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$877,417	$10,733	4.85%	$791,585	$10,146	5.10%
Securities - taxable	310,460	2,247	2.87%	409,847	2,686	2.61%
Securities - tax exempt(2)	69,866	671	3.81%	-	-	-
Federal funds sold and interest-bearing
deposits in other financial institutions	58,294	42	0.29%	45,877	30	0.26%
Total interest earning assets(2)	1,316,037	13,693	4.13%	1,247,309	12,862	4.10%
Cash and due from banks	23,724			21,804
Premises and equipment, net	7,513			7,711
Intangible assets	1,716			2,201
Other assets	70,491			80,965
Total assets	$1,419,481			$1,359,990

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$418,657			$393,204

Demand, interest-bearing	169,233	57	0.13%	154,735	58	0.15%
Savings and money market	316,247	140	0.18%	291,251	143	0.20%
Time deposits - under $100	22,600	19	0.33%	27,463	32	0.46%
Time deposits - $100 and over	197,464	179	0.36%	158,898	230	0.58%
Time deposits - brokered	71,105	178	0.99%	94,375	225	0.95%
CDARS - money market and time deposits	16,372	2	0.05%	5,357	2	0.15%
Total interest-bearing deposits	793,021	575	0.29%	732,079	690	0.37%
Total deposits	1,211,678	575	0.19%	1,125,283	690	0.24%

Subordinated debt	4,819	51	4.20%	19,626	346	7.01%
Short-term borrowings	91	1	4.36%	1,731	2	0.46%
Total interest-bearing liabilities	797,931	627	0.31%	753,436	1,038	0.55%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,216,588	627	0.20%	1,146,640	1,038	0.36%
Other liabilities	34,639			45,943
Total liabilities	1,251,227			1,192,583
Shareholders' equity	168,254			167,407
Total liabilities and shareholders' equity	$1,419,481			$1,359,990

Net interest income(2) / margin		13,066	3.94%		11,824	3.77%
Less tax equivalent adjustment(2)		(235)			-
Net interest income		$12,831			$11,824

(1)Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.
(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2013			September 30, 2012
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$831,328	$30,874	4.97%	$782,986	$30,754	5.25%
Securities - taxable	351,290	7,107	2.70%	399,341	8,758	2.93%
Securities - tax exempt(2)	56,405	1,603	3.80%	-	-	-
Federal funds sold and interest-bearing
deposits in other financial institutions	71,265	140	0.26%	47,785	95	0.27%
Total interest earning assets(2)	1,310,288	39,724	4.05%	1,230,112	39,607	4.30%
Cash and due from banks	23,313			21,329
Premises and equipment, net	7,548			7,843
Intangible assets	1,832			2,319
Other assets	68,803			73,073
Total assets	$1,411,784			$1,334,676

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$423,807			$370,278

Demand, interest-bearing	167,138	174	0.14%	148,407	168	0.15%
Savings and money market	293,801	384	0.17%	292,661	487	0.22%
Time deposits - under $100	23,488	62	0.35%	27,897	105	0.50%
Time deposits - $100 and over	194,185	577	0.40%	165,004	731	0.59%
Time deposits - brokered	81,352	594	0.98%	90,800	645	0.95%
CDARS - money market and time deposits	15,273	5	0.04%	5,839	8	0.18%
Total interest-bearing deposits	775,237	1,796	0.31%	730,608	2,144	0.39%
Total deposits	1,199,044	1,796	0.20%	1,100,886	2,144	0.26%

Subordinated debt	7,776	229	3.94%	22,334	1,293	7.73%
Short-term borrowings	148	1	0.90%	1,656	3	0.24%
Total interest-bearing liabilities	783,161	2,026	0.35%	754,598	3,440	0.61%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,206,968	2,026	0.22%	1,124,876	3,440	0.41%
Other liabilities	34,951			36,872
Total liabilities	1,241,919			1,161,748
Shareholders' equity	169,865			172,928
Total liabilities and shareholders' equity	$1,411,784			$1,334,676

Net interest income(2) / margin		37,698	3.85%		36,167	3.93%
Less tax equivalent adjustment(2)		(561)			-
Net interest income		$37,137			$36,167

(1)Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.
(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.